United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Act of 1934

August 3, 2005

Date of Report (date of earliest event reported)

Deltic Timber Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-12147	71-0795870
(State or other jurisdiction of incorporation)	(Commission File Number)	I.R.S. Employer Identification No.)

210 East Elm Street, El Dorado, Arkansas	71730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (870) 881-9400

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

Restatement and non-reliance

On August 3, 2005, the Audit Committee of the Board of Directors of Deltic Timber Corporation (“Deltic” or the “Company”) approved a recommendation by Deltic’s executive management that the Company should file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2004, to amend and restate its financial statements for the years 2002 through 2004, for the third quarter of 2002, and for each quarter in 2003 and 2004. The Audit Committee further determined that in light of the restatement, Deltic’s previously filed financial statements and other financial information for these periods should no longer be relied upon. The restatement will be filed to correct misstatements that have been recently discovered with respect to the carrying value of the Company’s inventory of third-party purchases of standing timber used to supply its Ola sawmill. The cumulative effect of these corrections is expected to be a reduction in after-tax earnings of approximately $1.3 million ($0.2 million in 2002, $0.5 million in 2003, and $0.6 million in 2004) and a reduction in third-party purchased standing timber inventory as of December 31, 2004, of approximately $2 million. The correction of the misstatements has no effect on either the Company’s individual-year or cumulative cash flows.

Background

In mid-July 2005, the Company’s log supply procurement manager for its Ola sawmill disclosed to two of Deltic’s senior officers that the volume of certain tracts of third-party purchased standing timber inventory recorded on Deltic’s books was overstated. The overstatement arose from his failure to report to accounting personnel, and his having concealed from accounting personnel, the differences between actual harvest volumes on these tracts and the original estimates of their timber volume, determined when the tracts were acquired. As a result, the correct dollar amount of log costs was not reflected in the mill’s manufacturing expense. Upon learning this information, the Company immediately terminated the employment of the procurement manager.

In response to these discoveries, the Company undertook an internal review of the matter and has concluded as of the date of this report: (a) the overstatement of purchased standing timber inventory for the Ola Mill is approximately 70 thousand tons; (b) no employee other than the procurement manager was aware of the overstatement on the Company’s books and records; and (c) the purchased standing inventory for the Company’s other, larger sawmill (Waldo Mill) is correct and properly reflected on the Company’s books and records. In addition, analyses of the overstated inventory were conducted to make corrections to the respective periods impacted. From these analyses and due to the impact on the reported financial results for the Company’s Mills segment in certain quarters, the Company has determined it is appropriate to amend and restate its previously filed financial statements.

From the date this matter was discovered through the date of this report, authorized officers of the Company, as well as its Audit Committee have discussed this matter regularly with representatives of KPMG LLP, the Company’s independent registered public accounting firm.

Item 2.02 Results of Operations and Financial Condition

The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition”.

On August 5, 2005, Deltic issued a press release announcing that it will be filing an amendment to its 2004 Annual Report on Form 10-K to amend and restate Deltic’s financial statements and other financial information for the years 2002 through 2004, and certain quarters in 2002, 2003 and 2004. A copy of Deltic’s press release is attached hereto as Exhibit 99 and hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

# 99 Press release, dated: August 5, 2005, issued by Deltic Timber Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deltic Timber Corporation

By:	/s/ W. Bayless Rowe
W. Bayless Rowe, Vice President,
General Counsel and Secretary

Date: August 8, 2005